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                              CSW Energy, Inc.                      EXHIBIT B
                            Statements of Income
             For the Twelve Months Ended September 30, 1995 and 1994
                                (Unaudited)
                                  ($000's)


Income:                                    9/30/95                 9/30/94

        Income from Equity Investments    $  16,767               $    (902)
        Interest Income                      19,149                  11,052
        Construction Revenue                  7,821                  33,667
        Development Fee Income                3,315                     768
        Misc. Income                          2,264                   2,638

Total Income                                 49,316                  47,223


Expenses:

        Construction Expense                 11,293                  36,491
        Depreciation and Amortization         1,638                      84
        Outside Services                      3,842                   6,416
        Provision for DFIT                   21,032                  10,065
        Income Tax Benefit                  (15,614)                (11,966)
        Expenses Transferred Out             (6,949)                 (5,804)
        Interest Expense                     11,455                   7,618
        General and Administrative Expense   14,569                   7,901

Total Expenses                               41,266                  50,805

Net Income/(Loss)                             8,050                  (3,582)